SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement”) sets forth the terms and conditions upon which the Percentage Settlors1 and the Trust, on the one hand, and Artesian, on the other hand, have agreed to resolve certain claims and issues relating to releases of contaminants from the Site.
RECITALS

WHEREAS, on or about December 12, 2017 the USEPA issued ROD Amendment No. 2; and
WHEREAS, ROD Amendment No. 2 sets forth the Selected Remedy as determined by the USEPA for the Site that is intended, in pertinent part, to address a release of COCs from the Site into groundwater; and
WHEREAS, Artesian has found in groundwater that Artesian uses for public potable water supply at Llangollen certain COCs that the Selected Remedy is designed to address, and therefore Artesian has incurred and potentially will incur additional capital costs, and has incurred and will continue to incur operating expenses, to treat the groundwater at Llangollen to meet Applicable Drinking Water Standards; and
WHEREAS, based upon modeling performed by the Trust, the manner in which Artesian conducts pumping at Llangollen influences the manner in which COCs migrate from the Site through groundwater; and
WHEREAS, even after the Trust implements the Selected Remedy, including installing interceptor wells near the Site, Site-related COCs will continue to reach Llangollen for some period of time, initially because some COCs will have migrated beyond the Trust’s interceptor wells.
WHEREAS, the Selected Remedy includes requirements that are directly linked to Artesian’s continued operation of Llangollen, including, among other things:
(1)	The Trust’s restoration of groundwater in the “Area of Attainment” within the Upper Potomac Aquifer, which has been impacted by releases of COCs from the Site;
(2)	The continued operation of Llangollen’s production wells;
(3)	The continued extraction of groundwater at Llangollen with treatment by Artesian utilizing existing systems for BCEE, 1,4-dioxane and manganese;
(4)	The distribution of water by Artesian to its customers that meets Applicable Drinking Water Standards, and
(5)	The Trust’s implementation of a groundwater monitoring program to ensure that the remedial action is meeting the short term goal of containment.

NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements of the Parties set forth herein, as well as other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
TERMS AND CONDITIONS
I. Definitions
The following terms shall have the following definitions when used in this Agreement:
A.
“Applicable Drinking Water Standards” means all standards established by an applicable law, ordinance, statute, rule, regulation, or governmental agency, as amended from time to time, that apply to potable water that Artesian supplies to the public, including, without limitation, all applicable primary and secondary drinking water standards, maximum contaminant levels, health advisory levels, and action levels, including the risk- and health-based performance standards specified in Section 2.12.7 of ROD Amendment No. 2.

B.
“Area of Attainment 1” means the area designated as AoA-1 (Area of Attainment for Selected Area) on the figure attached hereto as Exhibit A, which is Figure 6.1 to the USEPA-approved February 2021 Pre-Design Investigation Evaluation Report (as referenced in Section 3.7 of the Scope of Work attached to the Consent Decree).   The USEPA may adjust the contours of the Area of Attainment 1 based on information developed in the course of implementing the Selected Remedy; such adjustments shall be incorporated herein.

C.	“Army Creek Only Parties” means E.I. DuPont de Nemours & Company, BP Amoco Chemical Company (now known as INEOS US Chemicals Company), and The Goodyear Tire & Rubber Company.
D.	“Artesian” means Artesian Water Company, Inc.
E.
“ASR” means Artesian’s permitted aquifer storage and recovery facility at Llangollen, through which Artesian is capable of storing and withdrawing a maximum of One Hundred Thirty Million (130,000,000) gallons of treated, potable water for public consumption.  Artesian’s practice prior to this Agreement has been to store treated water in the ASR during winter months, and withdraw as much as one hundred percent (100%) of the stored supply in the ASR during summer months with the timing of changing between injection and withdrawal influenced by several factors.  Artesian is permitted to bank treated water from one year to the next year if it is not drawn.

F.	“BCEE” means bis(2-chloroethyl)ether.
G.	“Capital Projects” means work to add to, enhance, modify or replace treatment systems to treat Site-related COCs.
H.
“Claims” means claims, actions, causes of action, rights, liabilities, obligations, costs, liens, demands, agreements, promises, rights, rights to subrogation, rights to contribution and indemnification, and remedies of every kind, type, description, and nature, whether known or unknown, direct, indirect, and/or consequential, punitive, statutory, equitable, foreseen and/or unforeseen.

I.
“COCs” means collectively contaminants of concern and of emerging concern, defined as anything: (1) exceeding or prohibited by Applicable Drinking Water Standards; (2) included on any USEPA Contaminant Candidate List published by USEPA pursuant to the Section 1412(b)(1) of the Safe Drinking Water Act, 42 U.S.C. Section 300g-1(b)(1); and (3) without limitation of the foregoing, as defined by any Record of Decision or Consent Decree applicable to the Site, all as amended from time to time.

J.
“Compensable Capital Costs” means documented reasonable and necessary capital costs that Artesian incurs hereafter for Capital Projects to treat Site-related COCs and shall be comprised of (i) the actual cost of materials; (ii) the actual cost of installation; (iii) an allowance, equal to fifteen percent (15%) of the estimated cost of materials and installation, to cover Artesian’s costs of planning, engineering, design and obtaining permits; purchasing, ordering and expediting; freight; inspection and handling of material; storage and inventory carrying costs; contractual negotiations (including related legal charges, but excluding any legal charges related to negotiations amongst the Parties); bidding; coordination with contractors and inspection of their work; sterilization of mains and interconnections within Artesian’s system; administrative overhead; and such other costs as necessarily incurred by Artesian in the performance of its obligations hereunder; and, (iv) if ever finally determined applicable in accordance with Paragraph III.B.5.g.iv. below, state and federal taxes on the value of the Compensable Capital Costs.

K.
“Compensable Operating Expenses” means documented reasonable and necessary operating expenses that Artesian incurs  from July 1, 2021, to treat Site-related COCs, such as, for example, purchasing hydrogen peroxide and UV bulbs for the UV-AOP system that treats 1,4-dioxane, replacement of activated carbon, the lawful disposal of wastes generated as a result of Artesian’s treatment of Site-related COCs that reach Llangollen, electric costs for operating systems to treat Site-related COCs, and like consumables and replacement equipment.   For the avoidance of doubt, Compensable Operating Expenses shall be of the same type and nature as incorporated into the calculation of Past Operating Costs, as set forth on Exhibit B.  Exhibit B also sets forth the procedures that Artesian will follow for replacement of activated carbon and for billing the Trust for electrical costs.  Compensable Operating Expenses shall also include operating expenses incurred by Artesian to treat COCs originating from the Western Lobe, provided that such COCs can be treated by Existing Treatment Systems.

L.	“Consent Decree” means the judicial Consent Decree between the Trust and the USEPA that governs the implementation of ROD Amendment No. 2.
M.	“DNREC” means the Delaware Department of Natural Resources and Environmental Control.
N.
“DRBC” means the Delaware River Basin Commission, which has exclusive jurisdiction over groundwater withdrawals from the Delaware River basin in excess of one million gallons per day, and therefore grants Artesian allocations for Llangollen from time to time.

O.	“Existing Treatment Systems” shall have the meaning set forth in Paragraph III.B.1.b.
P.
“Financial Assurances” means those financial assurances that the Percentage Settlors have provided, or will provide, to the USEPA in connection with the Consent Decree governing implementation of the Selected Remedy.

Q.	“IRS” means the United States Internal Revenue Service.
R.	“Known COCs” means BCEE, 1,4-dioxane, and manganese.
S.	“Llangollen” means the Llangollen well field that Artesian owns and operates, which is situated near the Site.
T.	“MGD” means million gallons per day.
U.	“Option Period VI.A.” shall have the meaning set forth in Paragraph VI.A.3.
V.	“Option Period VI.B.” shall have the meaning set forth in Paragraph VI.B.1
W.	“Party” or “Parties” means, either individually or collectively, Artesian, the Percentage Settlors, and the Trust.
X.
“Past Capital Costs” means the $8,662,410 in capital costs incurred by Artesian prior to the date of this Agreement to treat Site-related COCs, which the Trust shall reimburse as provided in Paragraph III.B.5.g.i. of this Agreement.

Y.
“Past Operating Costs” means the $1,320,092 in operating costs incurred by Artesian through June 30, 2021, to treat Site-related COCs, which the Trust shall reimburse as provided in Paragraph III.B.5.g.i. of this Agreement.

Z.
“Percentage Settlors” means collectively The Chemours Company FC, LLC, Hercules LLC, Waste Management of Delaware, Inc., SC Holdings, Inc., Cytec Industries, Inc., Zeneca Inc., and Bayer CropScience Inc.

AA.	“PSC” means the Delaware Public Service Commission, which has exclusive jurisdiction over Artesian as a public water utility of the State of Delaware.
BB.	“ROD Amendment No. 2” means Amendment No. 2 to the USEPA’s 1988 Record of Decision for the DS&G Superfund Site, issued on December 12, 2017.
CC.
“Selected Remedy” means the remedy for the contamination existing at and emanating from the Site that was selected by the USEPA through ROD Amendment No. 2 and as more fully described in Section 1.4 of the ROD Amendment No. 2, attached hereto as Exhibit C, as such remedy may be modified, with EPA approval, during the design and implementation process.

DD.
“Site-related COCs” means COCs emanating from the Site in groundwater, being the Known COCs and such other COCs as the USEPA may identify hereafter as emanating from the Site at levels requiring treatment to meet Applicable Drinking Water Standards or Target Treatment Levels.

EE.
“Site” means the Delaware Sand & Gravel Landfill Superfund Site, encompassing approximately 27 acres, located two miles south of the City of New Castle in New Castle County, Delaware. The Site is located along Grantham Lane, east of U.S. Highway 13 (Dupont Highway) and west of Delaware Route 9 (River Road). It comprises an area of residential and light-industrial land use and is bounded to the north and northeast by the Norfolk Southern Railroad tracks and to the west by Army Creek which discharges into the Delaware River less than one mile east of the Site and depicted generally on the map attached to the Consent Decree as Appendix C. The Site includes all contaminated groundwater affected by the release of hazardous substances from the Delaware Sand and Gravel Landfill Superfund Site and from the Eastern Lobe of the Army Creek Landfill Superfund Site, but it excludes groundwater impacted solely by releases of contaminants, pollutants, or hazardous substances from the Western Lobe of the Army Creek Landfill Superfund Site.

FF.
“Target Treatment Levels” means the levels that Artesian chooses to not exceed in water it distributes to the general public throughout its service territory to provide a margin of safety in complying with Applicable Drinking Water Standards.  With respect to naturally occurring substances, such as iron and manganese, Artesian’s Target Treatment Levels are one-half of applicable Maximum Contaminant Levels as set forth within the Applicable Drinking Water Standards.  With respect to man-made, non-naturally occurring COCs, Artesian strives to meet a Target Treatment Level of non-detect using approved methods by an Office of Drinking Water (“ODW”) or USEPA certified laboratory or a laboratory as mutually agreed upon by the Parties, with reporting limits below the Applicable Drinking Water Standards. Artesian balances its goal of meeting Target Treatment Levels with other factors, including technological limitations and efficient use of resources.  Artesian’s Target Treatment Levels for Llangollen, as adjusted from time to time hereafter, shall be the same Target Treatment Levels that Artesian applies at its other public water supply well and treatment facilities.

GG.	“Trust” means the Delaware Sand & Gravel Remedial Trust.
HH.	“USEPA” means the United States Environmental Protection Agency.
II.	“Western Lobe of the Army Creek Superfund Site” or “Western Lobe” means the Western Lobe of the Army Creek Superfund Site as defined in the Consent Decree.
II. Western Lobe.  This Agreement does not apply to or affect in any way any Claims relating to waste deposited in or COCs being released from the Western Lobe, except as specifically provided in the definition of Compensable Operating Expenses.
III. Cooperation for Capture of Site-Related COCs in Groundwater
A.
Guiding Principle.  The Trust shall implement the Selected Remedy as set forth in ROD Amendment No. 2, in accordance with its obligations under the Consent Decree. The Army Creek Only Parties will contribute funds to the implementation of the Selected Remedy in accordance with a separate agreement with the Trust.  The Parties recognize that implementation of the Selected Remedy requires coordination and cooperation between the Parties. All Parties shall strive to cooperate and communicate with each other in all matters relating to implementation of the Selected Remedy.  The Parties shall use their respective current and future capabilities and facilities cooperatively to allow the Trust to capture Site-related COCs that migrate from the Site through groundwater and to allow Artesian to use Llangollen as a source of potable water at its maximum permitted capacity that is consistent with the Trust’s obligation to implement the Selected Remedy.  The Parties anticipate that, over the extended period of time through which this Agreement may govern conduct between the Parties, both foreseeable and unforeseeable changes in circumstances will occur.  The Parties’ shall, consistent with the terms of this Agreement, do what is reasonably within their power to ensure the capture, extraction and treatment of Site-related COCs in groundwater in accordance with the Selected Remedy and the terms herein.  Artesian shall operate Llangollen, including its treatment systems, in a manner that targets the extraction and treatment of Site-related COCs to the extent required to meet Applicable Drinking Water Standards.  When treating groundwater to remove Site-related COCs, Artesian may go beyond Applicable Drinking Water Standards and strive to achieve Target Treatment Levels.  The Parties agree that the Trust shall, in accordance with the provisions of this Agreement, compensate Artesian for (a) Past Capital Costs; (b) Past Operating Costs; (c) Compensable Capital Costs; (d) Compensable Operating Expenses; and (e) any loss of use of Artesian facilities, including the ASR, due to Site-related COCs that reach Llangollen, subject to the terms of this Agreement.  Artesian agrees that any future costs it incurs and any future action that it takes in response to a loss of use of an Artesian facility pursuant to this Agreement and for which it seeks reimbursement from the Trust shall be cost-effective (to the greatest extent reasonably possible), and Artesian will employ the same level of due diligence and care that it would ordinarily employ in incurring costs for its normal business operations.

B.
Operational Premise of the Parties’ Agreement.  Based upon modeling performed by the Trust, the Parties anticipate that their efforts as agreed upon herein, when combined with the Trust’s other Selected Remedy activities, will effectively capture and remove Site-related COCs.  Once the Trust has implemented the Selected Remedy and Artesian has remediated Site-related COCs in the Area of Attainment 1 beyond the influence of the Trust’s Selected Remedy extraction wells, the Trust shall, subject to any required USEPA approval, control migration of Site-related COCs in groundwater at the Site without reliance upon Artesian operating Llangollen in any particular manner.  The Parties understand and agree that the rate at which Artesian pumps at Llangollen will impact the ability of the Trust’s facilities (as implemented  pursuant to ROD Amendment No. 2) to capture Site-related COCs in groundwater and that Artesian’s continued pumping at Llangollen is an integral component of the Selected Remedy.  The Parties further anticipate that, in order to maintain capture of Site-related COCs in groundwater, Artesian may be required to continue to operate Llangollen in accordance with this Agreement even after all Site-related COCs in groundwater extracted from Llangollen are remediated to below the Applicable Drinking Water Standards.

1. Artesian’s Existing Llangollen Facilities And Capabilities.
a.	Governmental approvals. Artesian represents that, as of the date hereof, Artesian has governmental approvals authorizing the following at Llangollen:
DRBC allocation:  2.218 MGD for the entire Llangollen wellfield
Aggregate DNREC permits for the Llangollen wellfield: 2.218 MGD
The permitted approvals reflected above do not include supply drawn from the ASR, from which Artesian can draw another 1.44 MGD given sufficient treated water in the facility.
Artesian’s maximum permitted Llangollen pumpage capability equals 3.658 MGD, and Artesian has sufficient utility plant installed to produce that total.
b.
Treatment Capabilities.  Artesian represents that, as of the date hereof, Artesian has the following treatment capabilities installed at Llangollen (the “Existing Treatment Systems”), which relate to the following Site-related COCs:

An aerator to adjust pH levels, which improves treatment results of subsequent treatment measures
Pureflow filters that remove manganese.  The manganese treatment is designed to treat 0.3 mg/l down to 0.05 mg/l
Ultra Violet Advanced Oxidation Process (UV – AOP) reactors that break down 1,4-dioxane.  The 1,4-dioxane treatment system is designed for a 2 log reduction from 30 ppm to 0.3 ppm
Granular activated carbon that filters out BCEE and quenches hydrogen peroxide from the UV – AOP process.  BCEE is treated close to non-detect, with breakthrough on the lag filter as the indicator for changing the carbon.
2. Potential Future Capital Projects.
a.
Artesian shall make any changes to its Existing Treatment Systems and operations that are required to meet the Applicable Drinking Water Standards.  If Artesian determines that Capital Projects are required to treat Site-related COCs in order to meet the Target Treatment Levels for the contaminant, Artesian shall promptly notify the Trust of such determination and the Parties shall work together in good faith to develop the most appropriate and cost-effective treatment option that will enable Artesian to meet the Target Treatment Levels, which will provide Artesian a margin of safety in meeting the Applicable Drinking Water Standards.  The Trust shall reimburse Artesian for the costs of designing, installing, operating and maintaining such option as Compensable Capital Costs in accordance with the billing terms set forth in Paragraphs III.B.5.g.ii. and iii.  The Trust shall not be obligated to reimburse Artesian for any new or enhanced treatment system that Artesian designs without prior notice to the Trust, it being understood that the design and installation of new or enhanced treatment systems shall progress in a manner intended to result in the treatment systems being installed and operational prior to any COCs reaching levels that preclude use of Llangollen as a source of potable water under Applicable Drinking Water Standards.  The Trust also shall not be obligated to reimburse Artesian for any new or enhanced treatment system that is not required to address a Site-related COC.

b.
From time to time, the Trust may propose to Artesian alternative treatment technologies that are more efficient and cost-effective than those systems already installed for Site-related COCs, and Artesian agrees to consider any such proposals in good faith and shall only reject such proposal if it has a reasonable basis to do so.

3. Joint Obligations Of The Parties.  The Parties shall comply with the following:
a.
Designated Contacts.  Each Party shall at all times while this Agreement is in effect have a designated contact that can be reached by post, telephone and email.  The Parties’ designated contacts shall communicate as frequently and in whatever manner as is mutually acceptable, and such communications shall be in addition to the meetings required by Paragraph III.B.3.b. hereof.  The Parties may change their designated contacts from time to time by giving written notice to the other Party as provided in Paragraph IX below.  The Parties’ designees as of the date of this Agreement are:

Artesian:

Ms. Virginia Eisenbrey, Assistant Director of Operations
Artesian Water Company, Inc.
664 Churchmans Road
Newark, Delaware 19702
Telephone: (302) 453-6925
Email: veisenbrey@artesianwater.com

Trust and Percentage Settlors:

Douglas Sutton, Chairman and Project Coordinator
DS&G Remedial Trust
100 East Market Street, Suite 1
Newport, Delaware 19804
Telephone: (732) 233-1161
Email: dsutton@hgl.com

b.
Recurring Meetings.  The Parties shall meet to discuss matters relating to the Selected Remedy and/or this Agreement by such methods, such as in person or remotely, and at such places, dates and times as are mutually acceptable.  The Parties may bring their consultants and other agents, and such meetings may, by agreement, include the USEPA or other third parties.  Such meetings shall initially occur on approximately a semi-annual basis, with additional meetings as requested by the Parties or required by circumstances.

c.
Requests for Operational Cooperation.  The Parties shall, whenever reasonably possible, cooperate and comply with requests from the other Party with respect to operating their respective Llangollen and Selected Remedy facilities in a particular manner to further the goals of this Agreement.  As examples, if the Trust asks Artesian to pump more from a particular Llangollen well to better capture Site-related COCs, or if Artesian asks the Trust to pump more at its interceptor wells in advance of planned maintenance of Llangollen facilities, each Party shall cooperate and use good faith efforts to comply with the reasonable requests of the other Party.  Unreasonable requests include, without limitation, requests for cooperation that would result in a failure to capture Site-related COCs, prevent Artesian from using Llangollen to meet the needs of its customers, threaten the integrity of Artesian’s water treatment facilities, or require either Party to pump more water from its facilities than it is capable of pumping and/or disposing.  If a reasonable request for cooperation from the Trust causes Artesian to incur additional cost or sustain financial loss, the Trust shall compensate Artesian for such cost or loss, provided that the Trust shall not be required to compensate Artesian for speculative future losses or costs that Artesian would otherwise incur in the normal course of business.  Any cost, loss, or lost capacity for which Artesian seeks reimbursement from the Trust pursuant to this Paragraph is subject to the auditing provisions set forth in Paragraph III.B.5.g.iii.6., below.

d.
Timely Communication Regarding Anticipated Non-Compliance.  If any Party becomes aware that it will not be able to comply with any of the terms of this Agreement, it shall provide specific information about the issue to the other Party within five (5) business days of that determination.

4. Artesian Obligations.  Subject to Paragraph IV (Force Majeure) hereof and the terms of this Agreement:
a.
Standard of Care.  Artesian and its respective agents, servants and employees shall use sound technical, engineering and environmental principles, practices, procedures and judgment and shall apply the degree of care and skill necessary to assure that its Llangollen facilities are designed, built, operated and maintained for the purposes set forth herein in accordance with good professional practices.

b.	Compliance with Applicable Laws. Artesian shall at all times comply with all applicable laws, ordinances, statutes, rules and regulations.
c.
Pumpage.  Subject to subsequent agreement of the Parties in connection with Paragraph III.B.3.c. hereof, the following shall be Artesian’s planned draws for production wells at Llangollen over rolling consecutive 90-day periods:

Well AWC-2 = 25.9 million gallons (200 gpm)
Wells AWC-6R and/or AWC-7 = 38.9 million gallons (300 gpm)
Well AWC-G3R = 64.8 million gallons (500 gpm), noting Artesian has applied to have that allocation increased to 155.5 million gallons (1200 gpm), which application shall not be opposed by the Trust.

Artesian shall comply with this provision until the USEPA determines that such pumping is no longer required to capture Site-related COCs.

d.
Treating and Disposing.  Artesian shall use its treatment facilities at Llangollen to treat raw water drawn from its Llangollen wells until such treatment is no longer required in order for Artesian to achieve Target Treatment Levels for Site-related COCs.  Artesian shall arrange for the transportation and disposal in accordance with all applicable laws, ordinances, statutes, rules, regulations and requirements of any hazardous materials that result from such treatment.

e.	Information sharing. Artesian shall provide the Trust information and appropriate documentation about:
i.	Pumpage for each Llangollen well monthly; and
ii.	All pre-treatment water quality test results for Site-related COCs within 30 days of receipt; and
iii.	All point of entry water quality tests for Site-related COCs within 30 days of receipt; and
iv.	Planned and unplanned maintenance/outages of Llangollen wells or treatment systems expected to last more than fourteen (14) days; and
v.	Upon reasonable request from time to time, provide test results for potable water being drawn from the ASR; and
vi.	New capital costs and expenses; and
vii.	Orders or directives issued to Artesian by the PSC, the Delaware Office of Drinking Water, and any other pertinent regulators related to or concerning COCs in water it withdraws from Llangollen; and
viii.	On-going expenses attributable to Site-related COCs; and
ix.
Any other documents or information reasonably required by the Trust to meet its obligations to implement the Selected Remedy as set forth in the ROD Amendment No. 2 and the Consent Decree, with any reasonable and incremental associated costs incurred by Artesian to provide paid by the Trust.

f.
Testing.  Upon reasonable request by the Trust on a case-by-case basis, agents of the Trust may, in the presence of Artesian’s representative(s), draw samples for testing from Artesian’s Llangollen facilities.

g.
Access to Artesian Facilities.  Upon reasonable request by the Trust, Artesian shall provide authorized representatives of the Trust with access to inspect the Existing Treatment Systems and any systems or facilities subsequently constructed or installed at the expense of the Trust.  The Trust shall defend, indemnify and hold Artesian harmless with respect to any Claims by any person or entity relating to or arising from the access granted, except to the extent that such Claim is caused by the negligent, reckless or intentional acts or omissions of Artesian or any person or entity acting under its control or supervision.

5. Trust Obligations:  Subject to Paragraph IV (Force Majeure) hereof and the terms of the Agreement:
a.
Standard of Care.  The Trust and its respective agents, servants and employees shall use sound technical, engineering and environmental principles, practices, procedures and judgment and shall apply the degree of care and skill necessary to assure that its Selected Remedy facilities are designed, built, operated and maintained for the purposes set forth herein in accordance with good professional practices.

b.	Compliance with Applicable Laws. Trust shall at all times comply with all applicable laws, ordinances, statutes, rules and regulations.
c.
Implement the Selected Remedy.  The Trust shall implement the Selected Remedy as set forth in ROD Amendment No. 2 pursuant to the Consent Decree.  The Parties understand that the USEPA may, from time to time, seek to impose additional requirements on the Trust beyond what is currently set forth in ROD Amendment No. 2 and the Consent Decree.  To the extent that those additional requirements are formally incorporated into the Selected Remedy or the Consent Decree, the Trust shall be responsible for their implementation. The Parties understand and agree that this Agreement may need to be amended to accommodate any such additional requirements; provided, however, the Trust shall not have the power or authority to agree to any Selected Remedy measure that would require performance by Artesian without Artesian’s prior written consent, which shall not be unreasonably withheld. Paragraph XI.I. shall govern any such amendment.  Nothing in this Paragraph shall limit the rights of the Trust to lawfully contest actions or requirements of the USEPA under the Consent Decree or as related to the Site.

d.	Information sharing. The Trust shall monthly provide Artesian information and appropriate documentation regarding:
i.
          Any information relating to insolvency, receivership, or filings for protection from creditors by any of the Percentage Settlors, or an inability of the Trust to meet its financial obligations to Artesian; and

ii.
         The specifications and location for each of the interceptor wells, monitoring wells, and other Selected Remedy (as it may be amended from time to time) facilities designed or intended to capture or remediate Site-related COCs in groundwater that have been or hereafter are installed; and

iii.	Pumpage at the interceptor wells; and
iv.	Any planned abandonment of any monitoring wells for Artesian’s prior comment; and
v.	All modeling output that the Trust delivers to the USEPA relating to the capture of Site-related COCs in groundwater; and
vi.	All water quality test results from the Trust’s Selected Remedy facilities; and
vii.	Planned and unplanned outages of the Trust’s Selected Remedy facilities expected to last longer than fourteen (14) days in duration.
e.
Testing.  Upon reasonable request on a case-by-case basis, agents of Artesian may, in the presence of the Trust’s representative(s), draw samples for testing from the Trust’s Selected Remedy facilities.

f.	Financial Assurance of Payment. Artesian shall have access to the Financial Assurances in accordance with Paragraph XI.E.7. of this Agreement.
g.	Financial Compensation. The Trust shall pay Artesian for:
i.	Past Capital Costs and Past Operating Costs. The Trust shall reimburse Artesian for Past Capital Costs and Past Operating Costs in accordance with the following schedule:
1.
$2,165,602.50, which amounts to one quarter of Past Capital Costs, and $330,023, which amounts to one quarter of Past Operating Costs, within thirty (30) days after the Court’s approval of the Consent Decree;

2.
$2,165,602.50, which amounts to one quarter of Past Capital Costs, and $330,023, which amounts to one quarter of Past Operating Costs, on or before the first annual anniversary of the Court’s approval of the Consent Decree;

3.
$2,165,602.50, which amounts to one quarter of Past Capital Costs, and $330,023, which amounts to one quarter of Past Operating Costs, on or before the second annual anniversary of the Court’s approval of the Consent Decree; and

4.
$2,165,602.50, which amounts to one quarter of Past Capital Costs, and $330,023, which amounts to one quarter of Past Operating Costs, on or before the third annual anniversary of the Court’s approval of the Consent Decree.

ii.
  Compensable Capital Costs and Compensable Operating Expenses.  The Trust shall reimburse Artesian for Artesian’s documented Compensable Capital Costs (if any) and Compensable Operating Expenses.  The Trust’s reimbursement of such costs shall end if and when, based upon testing information from the Trust’s Selected Remedy facilities and Artesian’s Llangollen facilities, treatment of Site-related COCs at Llangollen is no longer necessary for Artesian to meet Target Treatment Levels.  This can be on a treatment train by treatment train basis; for example, if UV-AOP treatment for 1,4-dioxane is no longer necessary, but carbon is still required for BCEE, the Trust shall continue to compensate Artesian for carbon but not for hydrogen peroxide or UV bulbs.

iii.	The Trust’s payment of Artesian’s documented Compensable Capital Costs and Compensable Operating Expenses is subject to the following conditions and procedures:
1.
Billing.  Artesian shall bill the Trust for Compensable Capital Costs and Compensable Operating Expenses incurred after the execution of this Agreement as set forth in Paragraphs III.B.5.g.iii.2. and 3.

2.
Compensable Capital Costs.  For each Capital Project that is undertaken by Artesian in accordance with Paragraph III.B.2., Artesian shall bill the Trust for those Compensable Capital Costs that have been incurred as of each of the following project milestones:

25% project completion;
50% project completion;
75% project completion; and
100% project completion.

Such Capital Projects shall be deemed complete when fully constructed and successfully placed into operation.  The Trust shall pay Artesian the undisputed Compensable Capital Costs within forty-five (45) days of receipt of each Artesian invoice.  If the Trust fails to timely pay Artesian for any undisputed Compensable Capital Costs, interest shall accrue at the rate of 1.5% per month.
3.
Compensable Operating Expenses.  Artesian shall bill the Trust monthly for Compensable Operating Expenses.  The Trust shall pay to Artesian the undisputed Compensable Operating Expenses within forty-five (45) days of receipt of each Artesian invoice.  If the Trust fails to timely pay Artesian for any undisputed Compensable Operating Expenses, interest shall accrue at the rate of 1.5% per month.

4.
Billing Disputes.  The Trust reserves the right to dispute any invoice for Compensable Capital Costs or Compensable Operating Expenses that the Trust believes (i) is inconsistent with the terms of this Agreement and/or the Trust’s obligations hereunder, or (ii) lacks sufficient detail or supporting documentation.  To the extent that the Trust disputes only a portion of an invoice, the undisputed portion shall remain due and owing in accordance with the above payment schedules.  Once a dispute over an invoice (or any portion thereof) is resolved, the balance determined to be due pursuant to such dispute resolution process, shall be paid within forty-five (45) days of such determination.  Interest shall accrue at a rate of 1.5% per month on any amounts not timely paid under this Paragraph.

5.	Billing address. Artesian shall send invoices relating to this Agreement by electronic mail, with copies sent by regular mail, using the following contact information:
DS&G Remedial Trust
Attn:  Susanna A. Mays, Manager of Administration
100 East Market Street, Suite 1
Newport, DE 19804
Email: susanna@trustsc.com

The Trust may from time to time hereafter notify Artesian in writing of additional or different addresses that shall be used for billing purposes.
6.
Audit.  Artesian shall maintain documentation substantiating the charges reflected in all Compensable Capital Cost and Compensable Operating Expense invoices that Artesian sends to the Trust for a minimum period of three (3) years.  The Trust may at its sole expense take reasonable steps to audit Compensable Capital Costs and Compensable Operating Expenses that Artesian bills to the Trust, and Artesian shall cooperate with any such audit. To the extent that any audit reveals an overpayment to Artesian by the Trust, the Trust shall promptly notify Artesian in writing, and Artesian shall reimburse the Trust for the amount of the overpayment within thirty (30) days of such written notice.  Artesian reserves the right to dispute any assertion by the Trust that an overpayment has occurred.  To the extent that any audit reveals an underpayment by the Trust to Artesian, the Trust shall reimburse Artesian for the amount of the underpayment within thirty (30) days of completion of the audit.  Interest shall accrue at the rate of 1.5% per month on any amount of undisputed overpayment or underpayment that remains outstanding more than thirty (30) days after completion of the audit.

iv.
Taxes on Trust Reimbursement of Artesian Capital Costs.  Artesian shall report any reimbursement of Compensable Capital Costs and Past Capital Costs by the Trust as a return of capital for federal and state income tax purposes.  The Parties understand that such reimbursements are not includible in federal gross income as a consequence of the amendments to Section 118 of the Internal Revenue Code made in the 2017 legislation known as the Tax Cuts and Jobs Act because payments from the Trust to Artesian are settlement payments that are not reportable as income, and thus, that there will also be no state income tax on such reimbursements as a consequence of the amendments to Section 118 as applied under state law.  Artesian shall immediately inform the Trust if the Internal Revenue Service or other taxing authority opens an audit, examination, or other investigation or review of Artesian and raises either in writing or orally that any reimbursement of Compensable Capital Costs or Past Capital Costs by the Trust should have been included in Artesian’s gross income as a result of the aforementioned amendments to Section 118.  In that event, the Trust may, at its own expense, participate in such audit, examination, or other investigation or review and advocate on behalf of Artesian to the fullest extent allowed by law that the Trust’s reimbursement should not be included in gross income pursuant to the aforementioned amendments to Section 118.  Artesian shall cooperate in any efforts by the Trust in this regard.  In the event of a final, non-appealable determination that the Trust’s reimbursement of Compensable Capital Costs and/or Past Capital Costs is includible in gross income pursuant to the aforementioned amendments to Section 118, the Trust shall within ninety (90) days of any such determination, pay to Artesian the amount of federal and/or state income taxes due as a result of such inclusion of gross income and any interest and penalties accrued to that time resulting from the non-payment of such taxes.  For the avoidance of doubt, nothing in this section shall obligate the Trust to reimburse Artesian for any taxes imposed on Artesian for the Trust’s reimbursement of Compensable Capital Costs and/or Past Capital Costs, where such taxes result from Artesian’s depreciation of the capital assets that were the subject of the Trust’s reimbursement or otherwise result in the reimbursement exceeding Artesian’s applicable adjusted tax basis.

IV. Force Majeure.
A.
Artesian Force Majeure.  Artesian shall not be liable to the Trust if circumstances or events beyond its control prevent it from operating Llangollen as required by this Agreement, despite its good faith efforts to fulfill its obligations herein.  If Artesian anticipates or experiences such a force majeure event, Artesian shall promptly notify the Trust about the issue and the Parties shall maintain reasonable communication about the issue thereafter.  To the extent that a force majeure event (as it is defined in this Paragraph IV.A.) occurs, Artesian’s obligation to comply with those terms of this Agreement that have been specifically impacted by the force majeure event shall be temporarily stayed.  All other obligations of the Agreement shall remain in full force and effect.  Artesian, in cooperation with the Trust, shall thereafter exercise reasonable efforts to resolve the force majeure event.  Subject to Paragraph VI of this Agreement, if and when the force majeure event is resolved, Artesian shall resume its compliance with those obligations that were stayed as a result of the force majeure event and the Trust’s obligation to reimburse Artesian for related costs and expenses shall resume.  Force majeure shall not include normal seasonal events, normal inclement weather or the failure by Artesian to make timely application for permits or approvals.

B.
Trust Force Majeure.  The Trust shall not be liable to Artesian for its obligation to make payments under this Agreement if any catastrophic event beyond the control of the Trust precludes normal banking and funds transfers (such as the emergency closing of the Federal Reserve System, termination of normal mail or expedited mail services due to national emergencies, and similar events). If the Trust anticipates or experiences such a force majeure event, the Trust shall promptly notify Artesian and the Parties shall maintain reasonable communication about the event thereafter.  To the extent that a force majeure event (as it is defined in this Paragraph IV.B.) occurs, the Trust’s payment obligations under this Agreement shall be temporarily stayed.  All other obligations of the Agreement shall remain in full force and effect.  The Trust, in cooperation with Artesian, shall thereafter exercise reasonable efforts to resolve the force majeure event.  Within forty-five (45) days of the resolution of the force majeure event, the Trust shall pay Artesian all amounts that were not timely paid to Artesian because of the force majeure event and resume compliance with its payment obligations under this Agreement.

V. Disclosure of Settlement Terms.  Given Artesian’s status as a regulated public water utility and the public nature of the Selected Remedy and any Consent Decree that may be entered with respect to the Site, the terms of this settlement shall not be confidential.  Specifically, Artesian may publicly share the terms of this Agreement with the PSC, the Delaware Office of the Public Advocate, DNREC, the DRBC, and any other applicable regulator or governmental authority.
VI. Artesian Inability to Use Llangollen as a Source of Public Potable Water:
A.
If  any governmental authority with jurisdiction over Artesian’s delivery of water to the public determines that the Existing Treatment Systems and any appropriate and cost-effective treatment options selected pursuant to Paragraph III.B.2. are unable to meet the Applicable Drinking Water Standards for a Site-related COC preventing the use of Llangollen as a public water supply, Artesian shall provide the Trust with prompt written notice in accordance with Paragraph IX and the Parties shall proceed as follows:

1. Within forty-five (45) days of the Trust’s receipt of Artesian’s written notice, as set forth in Paragraph VI.A., above, the Trust shall pay Artesian the sum of $3 million.  No Party shall deem, interpret or construe this payment as an admission or evidence of the damage, if any, incurred by Artesian for the loss of Llangollen as a public water supply, including but not limited to property damage or diminution of property value.  The Parties further agree that, in any final resolution of Artesian’s claim for damages pursuant to this Section VI.A., the Trust shall be credited the full amount of the payment set forth in this Paragraph, including Artesian’s repayment of some or all of the Trust’s payment if the final resolution of the Trust’s obligation is less than $3 million.
2. The Parties shall implement the following dispute resolution  process to resolve Artesian’s claim for damages, if any, for the loss of Llangollen as a public water supply due to Site-related COCs:
a.
Negotiated Resolution.  Within sixty (60) days of the Trust’s receipt of Artesian’s written notice, as set forth in Paragraph VI.A., above, Artesian shall submit to the Trust (i) a position paper setting forth in detail the damages Artesian is claiming as a result of the loss of Llangollen as a public water supply due to Site-related COCs, any corresponding compensation from the Trust that Artesian claims to be owed, and a summary of the arguments supporting that position, and (ii) the name and title of the representatives, and of any other persons who will accompany the representatives, who will represent Artesian in negotiations concerning the compensation issue.  Within sixty (60) days of receipt of Artesian’s position paper, the Trust shall submit to Artesian (i) a responsive position paper and (ii) the name and title of the representatives, and of any other persons who will accompany the representatives, who will represent the Trust in negotiations concerning the compensation issue.  Each Party shall designate a representative who is at a higher level than the person(s) with direct responsibility for administration of this Agreement.  If possible, said representative will have the authority to settle the compensation issue, but such authority shall not be required to conduct executive negotiations under this provision.  Absent further agreement of the Parties, within twenty-one (21) days after the Trust’s delivery of its position paper, the representatives of the Parties shall meet at a mutually acceptable time and place in New Castle County, Delaware and negotiate in good faith to resolve the compensation issue.  In the event that the representatives are successful in negotiating a tentative resolution but either representative does not have authority to settle the compensation issue, each representative shall convey the proposed resolution to the appropriate decision-making personnel immediately following the conclusion of negotiations, and the Parties shall thereafter have fifteen (15) calendar days to issue a formal approval of the proposed resolution in writing.  Nothing in this Paragraph shall prevent the Parties from commencing negotiations prior to the delivery of position papers.

Unless otherwise agreed by the Parties, the above-described negotiation shall end forty-five (45) days after the first meeting of representatives, unless the Parties agree to a longer or shorter time.
b.
Non-Binding Mediation.  Unless otherwise agreed by the Parties, if the compensation issue is not resolved by negotiation pursuant to the procedures set forth in Paragraph VI.A.2.a., above, then the Parties shall commence non-binding mediation to resolve the issue as follows:

The Parties shall provide to JAMS or its successor (or to any other mediation service provider to which the Parties mutually agree) a written request for mediation, setting forth a summary of the issues and the relief requested, along with the position papers exchanged pursuant to Paragraph VI.A.2.a.  The Parties shall cooperate with JAMS (or the Parties’ selected mediation service provider) and with one another in selecting a single mediator from the JAMS panel of neutrals (or the Parties’ selected mediation service provider) with expertise in environmental and utility law and in scheduling the mediation proceedings.  In the event that the Parties cannot agree on a neutral mediator, each Party shall submit to JAMS (or the Parties’ selected mediation service provider) a list of its three most-preferred neutrals, and JAMS (or the Parties’ selected mediation service provider) shall thereafter use the lists to select a neutral mediator for the Parties.  The Parties agree to abide by that selection.  The Parties agree that they will thereafter participate in the mediation in good faith and that they will share the external costs of such mediation equally.  Absent further agreement of the Parties, the mediation shall occur at a time and place in New Castle County, Delaware that is mutually acceptable to the Parties and the selected mediator.
c.
Litigation.  Unless the Parties mutually agree to extend the time period for mediation, if the Parties have not resolved the compensation issue within 75 days of the commencement of non-binding mediation, any Party may commence litigation concerning the damages incurred by Artesian as a result of the loss of Llangollen as a public water supply and any corresponding compensation from the Trust that Artesian may be owed.  Each Party hereby consents to the exclusive jurisdiction of the state and federal courts in New Castle County of the State of Delaware for all such litigation proceedings.  Each of the Parties irrevocably consents to the service of any process, pleading, notices or other papers by electronic mail, with copies sent by regular mail, using that Party’s contact information and address set forth herein, or by any other method provided or permitted under the laws of the State of Delaware.  Each Party hereby irrevocably submits to the jurisdiction of the aforementioned federal or state courts (and any related appellate courts) with respect to any action or proceeding arising out of or relating to Artesian’s right (or lack thereof) to compensation from the Trust for the loss of Llangollen as a public water supply due to Site-related COCs.  In addition to any damages, costs, expenses and other relief that may be granted by the court, the Party that substantially prevails shall be entitled to have its reasonable attorney and expert fees paid by the other Party.

d.	The provisions of Paragraphs XI.E.4. through XI.E.7. shall apply as if incorporated within this Paragraph VI.A.2.
3. Upon the Parties reaching a final resolution through the process set forth in Paragraph VI.A.2., above, and for a period of six (6) months thereafter (the “Option Period VI.A.”), the Trust shall have an exclusive option to purchase all or any portion of the Llangollen real property, plant, equipment and supplies that the Trust determines it needs to meet its obligations under the Consent Decree.  Artesian shall cooperate with the Trust in making such determination.  The purchase price for such plant, equipment and supplies shall be based upon Artesian’s actual cost reduced by accumulated depreciation and payments for treatment plant capital costs that the Trust has previously paid Artesian.  The purchase price for real property shall be based on current market value, as determined by a mutually-acceptable independent appraisal, it being understood that the Trust shall purchase from Artesian all parcels where it takes ownership of wells, structures, and/or fixtures, unless such structures and/or fixtures can be relocated to other parcels and the Trust elects to do so.  If either Party disagrees with the value(s) assigned by the independent appraiser, such Party may invoke the Dispute Resolution process set forth in Paragraphs XI.D. and XI.E.  Transfer of ownership of Llangollen facilities from Artesian to the Trust shall be subject to approval from the Delaware Public Service Commission.
4. Regardless of whether the Trust purchases any of the Llangollen real property, plant, equipment and supplies pursuant to the previous Paragraph, the Trust shall warrant in writing to Artesian that any real property, plant, equipment and supplies at the Llangollen wellfield that the Trust does not purchase from Artesian is not required for the Trust to comply with the Consent Decree, and Artesian may, at its sole cost and expense, make such alternative use, or dispose, of such unneeded property as Artesian elects.  Regardless of which Llangollen assets are acquired by the Trust, if any, Artesian shall at the Trust’s cost take any commercially reasonable, necessary and proper steps to disconnect Llangollen from Artesian’s broader public water system.  Artesian shall take commercially reasonable steps to ensure that (i) its removal of any Llangollen plant, equipment or supplies not acquired by the Trust and (ii) its disconnecting of Llangollen from its broader public water system do not adversely impact the Llangollen real property, plant, equipment and supplies acquired by the Trust, it being understood that the Trust will need to identify, pay for the removal and disconnecting required, and to pay for and implement an alternative means of disposing of treated water at Llangollen.
5. During the time period in which the Parties are implementing the procedures set forth in Paragraphs VI.A.1. and VI.A.2., above, during the Option Period VI.A., and if the Trust exercises its option pursuant to Paragraph VI.A.3., until the transfer of all or any portion of the Llangollen real property, plant, equipment and supplies to the Trust is complete, Artesian shall continue to extract and treat water from Llangollen as required to meet the obligations of the Trust under the Consent Decree if the Trust secures a lawful means of disposing of such water, in accordance with the terms of this Agreement and if authorized by the applicable governmental authorities.  The Trust shall be responsible for the costs associated with the extraction, treatment and disposal of such treated water pursuant to the terms of this Agreement.  Artesian shall cooperate with the Trust in minimizing the cost of extracting, treating and disposing of such water.
6. If the Trust exercises its option pursuant to Paragraph VI.A.3., upon the transfer of all or any portion of the Llangollen real property, plant, equipment and supplies to the Trust, both Artesian’s operational obligations and the Trust’s obligation to reimburse Artesian for Compensable Operating Expenses under this Agreement shall terminate and be of no further force or effect.  Upon the transfer of all or any portion of the Llangollen real property, plant, equipment and supplies to the Trust pursuant to this Paragraph VI.A., the Trust can make whatever additions and modifications to its real property, plant, equipment and/or supplies as the Trust deems necessary or appropriate, and Artesian shall have no involvement in the design, installation, operation or funding of such additions and/or modifications.
B.
For reasons unrelated to Site-related COCs:  Artesian shall provide the Trust with prompt written notice in accordance with Paragraph IX if it determines that it can no longer use Llangollen, in whole or in part, as a public water supply source for reasons unrelated to Site-related COCs, and the Parties shall proceed as follows:

1. The Trust shall have an exclusive option to purchase all or any portion of the Llangollen real property that Artesian has determined that it can no longer use, as well as, plant, equipment and supplies that the Trust determines it needs to meet its obligations under the Consent Decree, which option shall be exercised, if ever, within six (6) months of Artesian providing the notice to the Trust set forth in Paragraph VI.B. (the “Option Period VI.B.”).  Artesian shall cooperate with the Trust in making such determination.  The purchase price for such plant, equipment and supplies shall be based upon Artesian’s actual cost, reduced by accumulated depreciation and payments for treatment plant capital costs that the Trust has previously paid Artesian.  The purchase price for real property shall be based on current market value, as determined by a mutually-acceptable independent appraisal, it being understood that the Trust shall purchase from Artesian all parcels that Artesian has determined that it can no longer use on which are wells, structures, and/or fixtures that the Trust determines it needs to meet its obligations under the Consent Decree, unless such structures and/or fixtures can be relocated to other parcels and the Trust elects to do so.  If either Party disagrees with the value(s) assigned by the independent appraiser, such Party may invoke the Dispute Resolution process set forth in Paragraphs XI.D. and XI.E.  Transfer of ownership of Llangollen facilities from Artesian to the Trust shall be subject to approval from the Delaware Public Service Commission.
2. Regardless of whether the Trust purchases any of the Llangollen real property, plant, equipment and supplies pursuant to the previous Paragraph, the Trust shall warrant in writing to Artesian that any real property, plant, equipment and supplies at the Llangollen wellfield that the Trust does not purchase from Artesian is not required for the Trust to comply with the Consent Decree, and Artesian may, at its sole cost and expense, make such alternative use, or dispose, of such unneeded property as Artesian elects.  Regardless of which Llangollen assets are acquired by the Trust, if any, Artesian shall at its cost take any commercially reasonable, necessary and proper steps to disconnect Llangollen from Artesian’s broader public water system.  Artesian also shall take commercially reasonable steps to ensure that (i) its removal of any Llangollen plant, equipment or supplies not acquired by the Trust and (ii) its disconnecting of Llangollen from its broader public water system do not adversely impact the Llangollen real property, plant, equipment and supplies acquired by the Trust, it being understood that the Trust will need to identify, pay for and implement an alternative means of disposing of treated water at Llangollen.
3. During the Option Period VI.B., and if the Trust exercises its option pursuant to Paragraph VI.B.1., until the transfer of all or any portion of the Llangollen real property, plant, equipment and supplies to the Trust is complete, Artesian shall continue to extract and treat water from Llangollen as required to meet the obligations of the Trust under the Consent Decree, if the Trust secures a lawful means of disposing of such water and if authorized by the governmental authorities.  The Trust shall be responsible for the costs associated with the extraction, treatment and disposal of such treated water pursuant to the terms of this Agreement.  Artesian shall cooperate with the Trust in minimizing the cost of extracting, treating and disposing of such water.
4. Upon the expiration of the Option Period VI.B., and if the Trust exercises its option pursuant to Paragraph VI.B.1., upon the transfer of all or any portion of the Llangollen real property, plant, equipment and supplies to the Trust, both Artesian’s operational obligations and the Trust’s obligation to reimburse Artesian for Compensable Operating Expenses under this Agreement shall terminate and be of no further force or effect.  Upon the transfer of all or any portion of the Llangollen real property, plant, equipment and supplies to the Trust pursuant to this Paragraph VI.B., the Trust can make whatever additions and modifications to its real property, plant, equipment and/or supplies as the Trust deems necessary or appropriate, and Artesian shall have no involvement in the design, installation, operation or funding of such additions and/or modifications.
C.
If any applicable governmental authority reduces Artesian’s allocation for groundwater at Llangollen, the Trust after consulting with the USEPA shall determine whether the reduced allocation will adversely impact the Trust’s ability to comply with the Consent Decree, and if it will, the Parties shall cooperate in petitioning the applicable governmental authorities, including as pertinent the USEPA, to restore Artesian’s allocation for extraction of groundwater at Llangollen to allow the Trust to meet its obligations under the Consent Decree to the greatest extent possible.

VII. Applicability of Artesian’s Public Service Commission-Approved Tariff.  Nothing in this Agreement shall act as a modification, limitation or waiver of the term in Artesian’s tariff that provides as follows:
The Company [Artesian] is not liable in damages in a civil action to any person for injury, death or loss to person or property that allegedly arise from the person’s consumption of water supplied by the Company if the water supplied by the Company complied with primary maximum contaminant levels set by the State of Delaware’s Office of Drinking Water and the United States Environmental Protection Agency.

VIII. Mutual Release; Third-Party Liability.
A.
Except for the obligations expressly set forth in this Agreement, the Parties mutually release and covenant not to sue each other with regard to any and all past, present, and future Claims that concern the Site and Site-related COCs.  Subject to the ACO Parties’ execution of a separate agreement conveying to Artesian a reciprocal release and covenant not to sue, Artesian releases and covenants not to sue the Army Creek Only Parties with regard to any and all past, present and future Claims that concern the Site and Site-related COCs.  Nothing in this Paragraph shall operate as a release or covenant not to sue with respect to Claims by Artesian relating to releases of COCs other than from the Site.

B.
Provided that Artesian is in material compliance with its obligations under this Agreement, the Trust and the Percentage Settlors shall defend, indemnify and hold Artesian harmless with respect to any Claims by any person or entity not a Party to this Agreement relating to the Site and Site-related COCs, including any such Claims by the Army Creek Only Parties.

C.
If Artesian delivers water impacted by Site-related COCs to its customers which does not meet the Applicable Drinking Water Standards in effect at the time of delivery, then Artesian shall indemnify and hold the Trust, the Percentage Settlors and the Army Creek Only Parties harmless with respect to Claims by any person or entity not a Party to this Agreement relating to the delivery of that water.

IX. Notices.  Unless otherwise provided herein, any notice required or permitted under this Agreement shall be given in writing and addressed to the Party to be notified as indicated below, or at such other addresses as the Parties may designate from time to time by written notice to the other Parties.  Each Party shall inform the others of any change in its contact information within thirty (30) days of such change:
If to Artesian:

Artesian Water Company, Inc.
Attention: Joseph A. DiNunzio, Secretary
664 Churchmans Road
Newark, Delaware 19702
Email: JDiNunzio@artesianwater.com

With a copy to:

Artesian Water Company, Inc.
Attention:  General Counsel
664 Churchmans Road
Newark, Delaware 19702

If to the Trust:

Douglas Sutton, Chairman and Project Coordinator
DS&G Remedial Trust
100 East Market Street, Suite 1
Newport, Delaware 19804
Telephone: (732) 233-1161
Email: dsutton@hgl.com

If to the Percentage Settlors:

For Bayer CropScience Inc., Successor-in-Interest to Stauffer Chemical Company:

Charles Elmendorf, President
Stauffer Management Company LLC
1800 Concord Pike, Wilmington, DE 19850
Telephone: (302) 886-6922
Email: Charles.elmendorf@astrazeneca.com

With a copy to:

Glen R. Stuart
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Telephone: (215) 963-5883
Email: glen.stuart@morganlewis.com

For Cytec Industries Inc., Successor-in-Interest to American Cyanamid Company:

Jeffry H. Koenig, Chief Litigation and Employment Counsel
Cytec Industries, Inc.
5 Garret Mountain Plaza
Woodland Park, NJ 07424
Telephone: (908) 463-9484
Email: jeffry.koenig@solvay.com

With a copy to:

Richard F. Ricci
Lowenstein Sandler LLP
One Lowenstein Drive
Roseland, NJ 07068
Telephone: (973) 597-2462
Email: rricci@lowenstein.com

For Hercules LLC, f/k/a Hercules Incorporated:

General Counsel
Hercules LLC
500 Hercules Rd.
Wilmington, DE 19808

With a copy to:

Steven M. Lucks
Fishkin Lucks LLP
One Riverfront Plaza, Suite 410
Newark, NJ 07102
Telephone: (973) 679-4429
Email: slucks@fishkinlucks.com

For SC Holdings, Inc., Successor-in-Interest to SCA Services, Inc.:

David Moreira, Senior Project Manager
Waste Management of Delaware, Inc.
Northeast Atlantic
4 Liberty Lane
Hampton, NH 03842

With a copy to:

Joseph F. O’Dea, Jr.
Saul Ewing Arnstein & Lehr LLP
1500 Market Street, 38th Floor
Philadelphia, PA 19102-2186
Telephone: (215) 972-7109
Email: Joseph.odea@saul.com

For The Chemours Company FC, LLC:

Todd A. Coomes, Associate General Counsel
Chemours Legal – 655-9
1007 Market Street
Wilmington, DE 19899
Telephone: (302) 773-1306
Email: Todd.coomes@chemours.com

Sathya Yalvigi, Principal Project Director
1007 Market Street
507-4
Wilmington, DE 19898
Telephone: (302) 773-4291
Email: Sathya.V.Yalvigi@chemours.com

For Waste Management of Delaware, Inc.:

David Moreira, Senior Project Manager
Waste Management of Delaware, Inc.
Northeast Atlantic
4 Liberty Lane
Hampton, NH 03842

With a copy to:

Joseph F. O’Dea, Jr.
Saul Ewing Arnstein & Lehr LLP
1500 Market Street, 38th Floor
Philadelphia, PA 19102-2186
Telephone: (215) 972-7109
Email: Joseph.odea@saul.com

For Zeneca Inc., f/k/a ICI Americas, Inc.:

Kevin Durning, President
Zeneca, Inc.
1800 Concord Pike, Wilmington, DE 19850
Telephone: (302) 886-5049
Email: kevin.durning@astrazeneca.com

With a copy to:

Glen R. Stuart
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Telephone: (215) 963-5883
Email: glen.stuart@morganlewis.com

Brett Whittleton
AkzoNobel
535 Marriott Drive, Suite 500
Nashville, TN 37214
Telephone: (312) 613-8684
Email: brett.whittleton@akzonobel.com

Peter Drucker
AkzoNobel
535 Marriott Drive, Suite 500
Nashville, TN 37214
Telephone: (615) 582-6626
Email: peter.drucker@akzonobel.com

X. Termination.  Different aspects of this Agreement shall terminate at different times as follows:
A.
Suspension of Payments to Artesian and Suspension of Cooperative Use of Llangollen.  Even after the Trust’s obligation to reimburse Artesian for Compensable Operating Expenses terminates pursuant to Paragraph III.B.5.g.ii. of this Agreement, Artesian shall continue to pump Llangollen in accordance with Paragraph III.B.4.c. above until the USEPA determines that such pumping is no longer required to capture and contain Site-related COCs.  The Parties shall continue exchanging the information required by this Agreement for so long as the Trust remains obligated under the Consent Decree to implement the Selected Remedy.  If Site-related COCs again reach Llangollen at levels that require treatment to meet Target Treatment Levels, the Trust’s operating cost payments to Artesian shall resume in accordance with the terms of this Agreement, and the standard for suspending them again shall be as set forth in Paragraph III.B.5.g.ii.

XI. Miscellaneous.
A.	PSC Approval as Condition Precedent; Termination.
Notwithstanding anything to the contrary in this Agreement, Artesian receiving regulatory approval from the PSC to effectuate this Agreement shall be a condition precedent to both Parties’ obligation to perform.  If the PSC does not give Artesian approval to perform the obligations set forth in this Agreement, the Agreement shall be null, void, and of no further force and effect.
B.	Successors and Assigns; Third Party Beneficiaries.
Artesian may assign its rights and obligations under this Agreement to any affiliate by common ownership or control or to any successor-in-interest by operation of law, provided the assignee agrees to be subject to all rights and obligations arising hereunder and notice is promptly given to the Trust.  The Trust shall not assign its rights or obligations hereunder without Artesian’s prior written consent, which may be withheld for any reason.  There are no intended third-party beneficiaries in connection with this Agreement other than the Army Creek Only Parties, but only as specifically referenced herein.
C.	Governing Law
This Agreement and the rights of the Parties relating hereto shall be governed by and construed in accordance with the laws of the State of Delaware without consideration of choice of law principles.
D.	Breach, Dispute and Cure
If either Party alleges a breach of this Agreement or if a dispute arises regarding the interpretation or enforcement of any term, provision or condition of this Agreement, the Party alleging the breach or raising the dispute shall send to the other Party a notice of such breach or dispute in accordance with Paragraph IX.  If the alleged breach or dispute is capable of cure, the Party receiving the notice may notify the other Party of its intention to cure the alleged breach or resolve the dispute within fourteen (14) days after receiving written notice of the breach or dispute.  If such Party fails to provide notice of intent to cure the breach or resolve the dispute, the Parties shall initiate the dispute resolution procedures set forth in Paragraph XI.E., below.
E.	Dispute Resolution; Venue
1. Negotiated Resolution of Disputes.  Within twenty-one (21) days of the end of the cure period prescribed in Paragraph XI.D., either Party may give the other Party written notice in accordance with Paragraph IX of the unresolved alleged breach or dispute.  Within 30 days after delivery of such a notice, the receiving Party shall submit to the other in conformity with Paragraph IX a written response.  The written notice and response shall include with reasonable particularity (a) a statement of each Party's position and a summary of arguments supporting that position, and (b) the name and title of the representative who will represent that Party in negotiations concerning the breach or dispute and of any other person who will accompany the representative during negotiations.  Each Party shall designate a representative for negotiations who is at a higher level than the person(s) with direct responsibility for administration of this Agreement.  If possible, said representative will have the authority to settle the breach or dispute, but such authority shall not be required to conduct executive negotiations under this provision.  Absent further agreement of the Parties, within 30 days after delivery of the response, the representatives of both Parties shall meet at a mutually acceptable time and place in New Castle County, Delaware and negotiate in good faith to resolve the breach or dispute.  In the event that the representatives are successful in negotiating a tentative resolution but either representative does not have authority to settle the breach or dispute, each representative shall convey the proposed resolution to the appropriate decision-making personnel immediately following the conclusion of negotiations, and the Parties shall thereafter have fifteen (15) calendar days to issue a formal approval of the proposed resolution in writing.
Unless otherwise agreed by the Parties, the above-described negotiation shall end forty-five (45) days after the first meeting of representatives, unless the Parties agree to a longer or shorter time.
2. Non-Binding Mediation.  Unless otherwise agreed by the Parties, if a breach or dispute is not resolved by negotiation pursuant to the procedures set forth in Paragraph XI.E.1., above, then the Parties shall commence non-binding mediation to resolve the dispute as follows:
The Parties shall provide to JAMS or its successor (or to any other mediation service provider to which the Parties mutually agree) a written request for mediation, setting forth the subject of the breach or dispute and the relief requested.  The Parties shall cooperate with JAMS (or the Parties’ selected mediation service provider) and with one another in selecting a single mediator from the JAMS panel of neutrals (or the Parties’ selected mediation service provider) with expertise in environmental and utility law and in scheduling the mediation proceedings.  In the event that the Parties cannot agree on a neutral mediator, each Party shall submit to JAMS (or the Parties’ selected mediation service provider) a list of its three most-preferred neutrals, and JAMS (or the Parties’ selected mediation service provider) shall thereafter use the lists to select a neutral mediator for the Parties.  The Parties agree to abide by that selection.  The Parties agree that they will thereafter participate in the mediation in good faith and that they will share the costs of such mediation equally.  Absent further agreement of the Parties, the mediation shall occur at a time and place in New Castle County, Delaware that is mutually acceptable to the Parties and the selected mediator.
3. Litigation.  Unless the Parties mutually agree to extend the time period for mediation, if the Parties have not resolved the breach or dispute within 75 days of the commencement of non-binding mediation, any Party may commence litigation regarding the breach or dispute.  Each Party hereby consents to the exclusive jurisdiction of the state and federal courts in New Castle County of the State of Delaware for all such litigation proceedings.  Each of the Parties irrevocably consents to the service of any process, pleading, notices or other papers by electronic mail, with copies sent by regular mail, using that Party’s contact information and address set forth herein, or by any other method provided or permitted under the laws of the State of Delaware.  Each Party hereby irrevocably submits to the jurisdiction of the aforementioned federal or state courts (and any related appellate courts) with respect to any action or proceeding arising out of or relating to this Agreement.  In addition to any damages, costs, expenses and other relief that may be granted by the court, the Party that substantially prevails shall be entitled to have its reasonable attorney and expert fees paid by the other Party.
4. Dispute Resolution Stages.  Except by mutual agreement of the Parties, at no time prior to the expiration of the 45-day negotiation period shall the Parties initiate non-binding mediation, and at no time prior to the expiration of 75 days following the commencement of non-binding mediation shall either Party initiate litigation related to this Agreement.  However, those limitations are inapplicable if either Party fails to comply with the requirements of this Paragraph XI.  This Dispute Resolution provision is without prejudice to either Parties’ right to pursue a provisional remedy authorized by law to maintain the status quo while a breach of this Agreement or some other dispute amongst the Parties is resolved in accordance with the procedures set forth above.
5. Tolling; Admissibility.  All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the dispute resolution processes set forth in this Paragraph XI are underway and for sixty (60) days thereafter.  All offers, promises, conduct and statements, whether oral or written, made by the Parties, their agents, employees, experts and attorneys in the course of the dispute resolution processes set forth in this Paragraph XI are confidential, privileged and inadmissible for any purpose, including impeachment, in any other proceeding involving the Parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the dispute resolution process.
6. Preservation of Status Quo.  Nothing in this Paragraph XI shall prevent any Party from initiating litigation for equitable relief or specific performance during the pendency of the dispute resolution process.  Such litigation shall be strictly limited to such relief as is required to preserve the status quo pending the outcome of the dispute resolution process.  Each Party hereby consents to the exclusive jurisdiction of the state and federal courts in New Castle County of the State of Delaware for such litigation proceedings.
7. Access to Financial Assurances.  If any dispute between the Parties proceeds to litigation pursuant to Paragraph XI.E.3. hereof, and such litigation results in a final non-appealable judgment against the Trust, and the Trust fails to satisfy that judgment within forty-five (45) days of entry thereof, then Artesian may request, which the Trust shall not oppose, that the EPA satisfy such judgment by accessing the Financial Assurances.
F.
Waiver.  Any waiver by any Party of any right or remedy arising in connection with this Agreement shall be in writing and shall be without prejudice to the rights or remedies the Party may have arising out of any subsequent or different breach.

G.
Counterparts; Electronic Signatures; Integration.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may be executed and delivered by facsimile or other electronic means.  This Agreement represents the entire understanding between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, all of which are merged herein.

H.
Severability.  If any provision of this Agreement is determined by a court of competent jurisdiction to be wholly or partially unenforceable for any reason, such provision or portion shall be reformed to the least extent possible to be enforceable under applicable law and shall be enforced to the fullest extent permitted by applicable law.  If reformation of such provision or portion of this Agreement is not possible, then such provision or portion thereof will be considered separate from the remainder of this Agreement, which will remain in full force and effect.

I.
Entire Agreement.  This Agreement constitutes the entire understanding between the Parties with respect to the subject matter hereof, and supersedes all previous representations and understandings, oral or written, between the Parties.  Neither this Agreement nor any of its terms may be amended, waived or discharged orally. Any amendment of this Agreement must be in writing, signed by all Parties.  All Parties participated in the drafting of this Agreement and the interpretation of any ambiguity herein shall not be affected by a claim that a particular party drafted any provision hereof.  The Parties intend that this Agreement constitutes a contract under seal.

J.	Effective Date.
1. This Agreement shall take effect upon the occurrence of the following conditions:
a.	The Trust, the Percentage Settlors and the Army Creek Only Parties have signed an agreement that is consistent with the terms of Section VIII.A of this Agreement;
b.	The United States District Court for the District of Delaware has entered the Consent Decree, and
c.
The Trust provides Artesian with written notice that the conditions set forth in subparagraphs 1 and 2 of this section have been met, and Artesian provides the Trust with written confirmation that the Agreement is in effect.  Artesian shall provide such written confirmation within ten (10) business days of notification from the Trust that the conditions identified in subparagraphs a and b of this section have been met.

2. If the conditions set forth in subparagraphs a, b and c of this section are not met within one hundred eighty (180) days of the date by which all Parties have executed this Agreement, then the Agreement shall be null and void unless the Parties agree in writing to extend such date.
Artesian Water Company, Inc.: By: _________________________ Date:
The Delaware Sand and Gravel Remedial Trust:

By: _________________________
Date:

Bayer CropScience Inc., Successor-in-
Interest to Stauffer Chemical Company:

By: _________________________
Date:

Cytec Industries Inc., Successor-in-Interest
to American Cyanamid Company:

By: _________________________
Date:

Hercules LLC, f/k/a Hercules Incorporated:

By: _________________________
Date:

SC Holdings, Inc., Successor-in-Interest to
SCA Services, Inc:

By: _________________________
Date:

The Chemours Company FC, LLC:

By: _________________________
Date:

Waste Management of Delaware, Inc.:

By: _________________________
Date:

Zeneca Inc., f/k/a ICI Americas, Inc.

By: _________________________
Date:

1 Capitalized terms used throughout this Agreement are defined in Paragraph I, below.